Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 536-2420

DAVITA INC. RECEIVES SECOND REQUEST FROM THE FEDERAL TRADE COMMISSION REGARDING THE GAMBRO HEALTHCARE ACQUISITION

El Segundo, California, February 18, 2005 – DaVita Inc. (NYSE: DVA), today announced it received a request from the Federal Trade Commission for additional information in connection with its pending acquisition of Gambro Healthcare. DaVita intends to respond promptly to this request. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino Act until thirty days after DaVita and Gambro Healthcare have substantially complied with the request, unless that period is extended voluntarily by the parties or is terminated sooner by the FTC.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states, as well as Washington, D.C. As of December 31, 2004, DaVita operates or provides administrative services to 658 outpatient facilities serving approximately 54,000 patients.

This release contains forward–looking statements. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, acquisitions and the risk factors set forth in the Company’s SEC filings, including its Form 10-Q for the quarter ended September 30, 2004. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

•	the concentration of profits generated from PPO and private indemnity patients,

•	possible reductions in private and government reimbursement rates,

•	changes in pharmaceutical practice patterns or reimbursement policies,

•	the Company’s ability to maintain contracts with physician medical directors,

•	legal compliance risks, including our continued compliance with complex government regulations and the ongoing review by the U.S. Attorney’s Office and

HHS Office of the Inspector General in Philadelphia and the recently announced subpoena from the U.S. Attorney’s Office, Eastern District of New York, and

•	the consummation of the Gambro Healthcare acquisition and subsequent integration of the business.

This Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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